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Exhibit 99.5

UNITEDGLOBALCOM, INC.
BENEFICIAL OWNER ELECTION FORM
FOR RIGHTS TO ACQUIRE CLASS A COMMON STOCK

        I (we) acknowledge receipt of your letter and the enclosed materials relating to the offering by UnitedGlobalCom, Inc., a Delaware corporation (the "Company"), of rights (the "Class A Rights") to acquire shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of the Company. Each share of Class A Common Stock held by you entitles you to 0.28 Class A Rights. Each whole Class A Right entitles you to purchase one share of Class A Common Stock pursuant to your basic subscription privilege (the "Basic Subscription Privilege"), and if you exercise fully your basic subscription privilege, additional shares pursuant to oversubscription privilege (the "Oversubscription Privilege"), in each case at a subscription price of $6.00 per share and pursuant to the terms and subject to the conditions set forth in the prospectus dated January 20, 2004 (the "Prospectus").

        In Part I of this form, I (we) instruct you whether to exercise, sell or transfer the Class A Rights distributed with respect to the Class A Common Stock held by you for my (our) account, pursuant to the terms and subject to the conditions set forth in the Prospectus.

PART I

BOX 1. ☐ Please do not exercise Class A Rights for shares of Class A Common Stock.

BOX 2. ☐ Please exercise Class A Rights for shares of Class A Common Stock as set forth below:

	Number of Shares		Subscription Price		Payment
Basic Subscription Privilege:		X	$6.00	=	$	(Line 1)
(1 Right = 1 Share)					(Shares X Price)
Oversubscription Privilege:		X	$6.00	=	$	(Line 2)
					(Shares X Price)

        By exercising the Oversubscription Privilege, I (we) hereby represent and certify that I (we) have fully exercised my (our) Basic Subscription Privilege received in respect of shares of Class A Common Stock held in the below-described capacity.

Total Payment Required = $                        (Sum of Lines 1 and 2; must equal total of amounts in Boxes 3 and 4).

BOX 3. ☐ Payment in the following amount is enclosed: $

BOX 4. ☐ Please deduct payment from the following account maintained by you as follows:

$
Type of Account	Account Number	Amount to be Deducted

Date	Signature(s)

BOX 5. ☐ Please sell            of my Class A Rights

BOX 6. ☐ Please have Mellon Investor Services LLC (on behalf of Mellon Bank, N.A.) effect my specific instructions that I have attached hereto and for which I have had an Eligible Institution guarantee my signature.

        I (we) on my (our) own behalf, or on behalf of any person(s) on whose behalf, or under whose directions, I am (we are) signing this form:

  •
  acknowledge that I (we) received and read the Prospectus relating to my (our) Class A Rights and that the terms and conditions of the Class A Rights as set forth in the Prospectus have been incorporated by reference into this form;

  •
  (if Box 2 above is selected) irrevocably elect to purchase the number of shares of Class A Common Stock indicated above upon the terms and conditions specified in the Prospectus;

  •
  represent and warrant that I am a (we are) resident(s) of the United States or am (are) otherwise entitled to exercise or transfer, or direct the exercise or transfer of, my (our) Class A Rights as a non-U.S. holder who has satisfied the terms and conditions for exercise as described in the Prospectus; and

  •
  agree that if I (we) fail to pay for the shares of Class A Common Stock I (we) have elected to purchase, you may exercise any remedies available to you under law.

Signature(s):		Type or Print Name:

Signature(s):		Type or Print Name:

(If held jointly)
Signature(s) Guaranteed by:
(If Box 6 is checked)
Eligible Institution

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UNITEDGLOBALCOM, INC. BENEFICIAL OWNER ELECTION FORM FOR RIGHTS TO ACQUIRE CLASS A COMMON STOCK